Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-11 No. 333-217223) and related Prospectus of Griffin Capital Essential Asset REIT II, Inc. for the registration of up to $2.2 billion shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2019, with respect to the consolidated financial statements and schedule of Griffin Capital Essential Asset REIT II, Inc., and March 15, 2019, with respect to the consolidated financial statements and schedule of Griffin Capital Essential Asset REIT, Inc. included in their Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
May 13, 2019